EXHIBIT 4.1

                       GLOBAL MARINE INC.
                  SECTION II-7 OF THE BY-LAWS

SECTION II-7 BUSINESS TO BE CONDUCTED AND NOMINATIONS: (a) At any special meeting of stockholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been set forth in the notice relating to the meeting.

     (b) At any annual meeting of stockholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the annual meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of the giving of such stockholder's notice provided for in this paragraph
(b), who shall be entitled to vote at such meeting, and who complies with the requirements of this paragraph (b) and as shall otherwise be proper subjects for stockholder action and shall be properly introduced at the meeting. For a proposal to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, the stockholder must have given timely advance notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the corporation no earlier than the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the beginning of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th day prior to the scheduled day of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation, including, without limitation, by press release, by filing with the Securities and Exchange Commission, and/or by any written material sent to stockholders. Any such stockholder's notice to the Secretary of the corporation shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the corporation's books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (iii) the class and number of shares of the corporation's stock that are beneficially owned by the stockholder on the date of such notice, (iv) any financial interest of the stockholder in such proposal, and (v) a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the proposed business before the annual meeting. The presiding officer of the annual meeting shall determine whether the requirements of this paragraph (b) have been met with respect to any stockholder proposal. If the presiding officer determines that a stockholder proposal was not made in accordance with the terms of this paragraph (b), he shall so declare at the meeting and such proposal shall not be acted upon at the meeting.

     (c) Subject to such rights of the holders of any class or series of preferred stock as may be prescribed in the Certificate of Incorporation or in the resolutions of the Board of Directors providing for the issuance of any such class or series, only persons who are nominated in accordance with the procedures set forth in this paragraph (c) shall be eligible for election as, and to serve as, directors. Nominations of persons for election to the Board of Directors may be made at a meeting of the stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of the giving of such stockholder's notice provided for in this paragraph (c), who shall be entitled to vote at such meeting in the election of directors, and who complies with the requirements of this paragraph (c). Such nominations, other than those made by or at the direction of the Board of Directors, shall be preceded by timely advance notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the corporation no earlier than the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the beginning of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th day prior to the scheduled day of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation, including, without limitation, by press release, by filing with the Securities and Exchange Commission, and/or by any written material sent to stockholders. Any such stockholder's notice to the Secretary of the corporation shall set forth (x) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person,
(ii) the principal occupation or employment of such person,
(iii) the number of shares of each class of capital stock of the corporation beneficially owned by such person and (iv) the written consent of such person to having such person's name placed in nomination at the meeting and to serve as a director if elected, and (y) as to the stockholder giving the notice, (i) the name and address, as they appear on the corporation's books, of such stockholder, (ii) the class and number of shares of the corporation's stock that are beneficially owned by the stockholder on the date of such notice, (iii) any arrangement between the nominee or nominees and the stockholder, (iv) any other facts about the nominee or nominees that would be required in a proxy statement and (v) a representation that the stockholder intends to appear in person or by proxy at the meeting to make the nomination or nominations. The presiding officer of the meeting of stockholders shall determine whether the requirements of this paragraph (c) have been met with respect to any nomination or intended nomination. If the presiding officer determines that any nomination was not made in accordance with the terms of this paragraph (c), he shall so declare at the meeting and such nomination shall be disregarded.

     (d) Notwithstanding the foregoing provisions of this Section II-7, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section II-7.